EXHIBIT 99.1

Dear Shareholders of Gabriel Technologies Corporation (“we,” “our,” “us,” “Gabriel” or the “Company”):

From the Gabriel directors and management, we want to update you on some Gabriel financial, securities, and litigation matters and other significant developments.

We reported to you at the beginning of this year that the Gabriel directors and I were:  (1) working with Gabriel’s counsel, Hughes Hubbard & Reed LLP on our prosecution of the Qualcomm litigation; (2) obtaining funding for Gabriel’s administrative and litigation expenses; (3) making every effort to reclaim to the Gabriel shareholders as much Company value as possible vis-à-vis recapture of Gabriel stock, Gabriel warrants, and percentage interests in the Qualcomm lawsuit; and (4) pursuing all of the legal actions, business requirements, and administrative duties associated with managing the Company’s litigation, as well as cleaning up the Company’s finances and business, including the issues noted below.

We are pleased to report progress in 2011 in all of the areas noted above, as follows.

1.           Qualcomm Litigation Secured Financing Completed by Gabriel – As described in detail in this Current Report on Form 8-K, Gabriel is pleased to announce it has closed an approximate $4.1 million secured financing to pay Qualcomm litigation expenses. Gabriel is now confident that, barring unforeseen circumstances, both Gabriel’s Administrative Budget and its Qualcomm Litigation Expenses Budget - are now fully funded to see the Qualcomm Litigation through a trial.

2.           Prosecution of the Qualcomm Litigation:

A)           September 29, 2011 Trade Secret Designation Hearing – We appeared before the Magistrate on September 29, 2011, to present our Trade Secret Designations for acceptance by the Court.  The Judge did not rule on Gabriel’s Trade Secret Designations and has requested further briefing on the issue.  The Judge’s final decision in this matter is expected before the end of October, but may be delayed.

B)           Next Steps in Qualcomm Litigation – Assuming the Judge accepts our Trade Secret Designations, we expect to begin discovery on Defendants’ alleged trade secrets misappropriation following an Order from the Court allowing such discovery to move forward.

C)           Defendants’ Summary Judgment Motion – On September 28, 2011, Defendants filed a Motion For Partial Summary Judgment in our Qualcomm Litigation on the issue of the statute of limitations. The hearing date for this Summary Judgment Motion is January 13, 2012.  We believe this Motion is without merit, and we will aggressively defend against it.

3.           Gabriel Historical Financial Statements

A)           2006 and Prior Gabriel Financials - As indicated in my last CEO Letter to Gabriel Shareholders, Gabriel has not filed certain required financial or other reports with the SEC, including historical financial statements, since 2006.  The current Gabriel management and directors cannot verify as accurate the previously filed financial statements of Gabriel.

B)           More Recent Gabriel Financials - Gabriel has now budgeted to complete the 2007 – 2011 Gabriel Unaudited Financials. Gabriel has also tentatively budgeted to prepare audited financial statements for 2007 – 2011. That said, as for the completion of the auditing of the Gabriel financials, the Gabriel directors will decide at a later date if Gabriel will use its resources to complete an audit of the Gabriel financials, or if possibly Gabriel’s limited resources are better spent prosecuting its claims against Qualcomm. This decision will be made as we move toward the trial of our Qualcomm Litigation.

4.           Action Against Select Former Gabriel Officers, Directors and Third Parties – As indicated in my last CEO Letter to Gabriel Shareholders, an action against certain former Gabriel officers, directors, and certain third parties was filed by Gabriel in 2008 at the direction of the former directors of Gabriel. This action has now been settled with all but a few of the defendants, which settlements in the aggregate have both: a) returned to the Gabriel Shareholders an additional few percentage points interest in the net result, if any, to us of an award in the Qualcomm litigation; and, b) provided some additional settlement funds to Gabriel.  We plan to continue to prosecute this case against the few remaining defendants with the hope of reclaiming some limited additional percentage interests, stock, warrants or cash from defendants in that lawsuit, although there can be no assurances in this regard.

5.           Assignment of Interests in Possible Proceeds of Qualcomm Lawsuit – As indicated in my last two (2) CEO Letter to Gabriel shareholders, several years ago, in connection with certain loan transactions by Gabriel, and/or to pay Gabriel’s management, consultants and/or creditors, Gabriel began the practice of assigning to third parties percentage interests in a possible settlement amount or favorable judgment, if any, that may be obtained by Gabriel in its lawsuit against Qualcomm (the “Qualcomm Result % Interest Grants”).  In my last Letter to Gabriel shareholders I noted that the Gabriel shareholders should be aware that: “we estimate that the total percentage interests in the possible proceeds from the Qualcomm lawsuit that previously have been committed by Gabriel, and that might be committed by Gabriel to third parties, etc. in the foreseeable future, will be not less than seventy-five percent (75%) and may be as much as ninety-five percent (95%). These interests of third parties in any proceeds from the Qualcomm lawsuit effectively reduce the amount of such proceeds, if any, that will be available to Gabriel and its shareholders.  Of course, there can be no assurance that Gabriel will be able financially to continue to prosecute the Qualcomm lawsuit or, if so, that it will achieve a favorable outcome or receive any significant proceeds from that lawsuit”.

As noted above, we are now attempting to complete settlements in various Company lawsuits that could bring a limited additional percentage interest in the Qualcomm lawsuit to the Gabriel shareholders, or which could reduce the total outstanding shares of Gabriel stock. The completion of these settlements is not guaranteed. These settlements, if completed, would result in an approximate fifteen percent (15%) interest available to the Gabriel shareholders in the net result, if any, to us of an award in the Qualcomm litigation.  In other words, and for clarity, the current Gabriel directors and management believe that, assuming a positive result in the Qualcomm litigation, which positive result cannot be guaranteed, there may be up to approximately fifteen percent (15%) of the net result, if any, to us of an award in the Qualcomm litigation available after all amounts are paid in full to all lenders and other creditors described in this Current Report on Form 8-K.  There is no guarantee, however, the settlements referred to above will be finalized.  There also is no guarantee of any positive result in the Qualcomm litigation, or that the amount of any positive result would be sufficient to pay all amounts owed to our lenders and other creditors described in the Current Report on Form 8-K.  Accordingly, there also is no assurance that Gabriel shareholders would benefit from any award to us in the Qualcomm litigation.

6.           Final Statements From the CEO

I would like to thank our historical Gabriel lenders for supporting Gabriel through their participation in the Secured Financing. This participation and support from our existing lenders allowed the Secured Financing to be completed, and we are most appreciative to them.

Second, I would like to congratulate our attorneys at Hughes Hubbard & Reed (“HHR”) for their recent receipt of the coveted number one (1) ranking in the American Lawyers 2011 A-List of the best law firms in the United States. We are most fortunate to have HHR representing Gabriel in our lawsuit against Qualcomm, and we thank our lawyers at HHR for their tireless efforts, on all of our behalves, in prosecuting the Qualcomm Lawsuit.

I continue to sincerely hope that you find the statements, actions, and results of the current Gabriel management and directors, as indicated above, show our commitment to our shareholders is real and tangible.

Our commitments to recapture Gabriel shareholder value, and to do whatever reasonably can be done to prove our claims against Qualcomm, remain firm and constant. In particular, we believe our work to fully and finally finance all aspects of Gabriel and our lawsuit against Qualcomm, is now done – a very significant achievement for all of us. As I have already advised you, based on all of the risks and uncertainties of our Qualcomm litigation - no commitments can be made as to the final success or failure of Gabriel. However, with the Secured Financing now in place, Gabriel should be in a financial position to see our Company, and our shareholders, through a decision, one way or another, in our claims against Qualcomm.

I will continue to advise you from time to time of important developments at Gabriel in the future.

Thank you.

Dated: 10/11/11	/s/ George Tingo George Tingo CEO and President Gabriel Technologies Corporation

THIS LETTER CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THE EVENTS OR RESULTS DESCRIBED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING RISKS RELATING TO GABRIEL’S ABILITY TO ACHIEVE ONE OR MORE OF THE OBJECTIVES DESCRIBED IN THIS LETTER AND THE RISKS AND UNCERTAINTIES REGARDING THE TIMING AND EVENTUAL OUTCOME OF THE QUALCOMM LITIGATION AND OTHER LITIGATION.  ALL FORWARD-LOOKING STATEMENTS ARE BASED UPON INFORMATION CURRENTLY AVAILABLE TO GABRIEL.  GABRIEL UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.